Exhibit 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

	(UNAUDITED)
	For the Three Months Ended March 31,
	2004	2003
		(A)
Revenues:
User Services:
Facilities management	$50,756	$51,463
Corporate advisory services	22,534	22,672
Project management services	17,962	14,447
	91,252	88,582
Investor Services:
Property management	34,562	37,423
Brokerage	22,149	17,494
Construction management	1,718	2,040
	58,429	56,957

Development and construction	8,329	9,825
	158,010	155,364

Gain on disposition of real estate	468	4,768
Other	887	654
	159,365	160,786
Costs and expenses:
Salaries, wages and benefits	116,152	109,647
Commissions	20,022	17,351
General and administrative	26,421	25,670
Depreciation and amortization	3,231	4,169
Interest	904	2,278
	166,730	159,115
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(7,365)	1,671

Income tax (expense) benefit	3,091	(728)
Minority interest, net of income taxes (B)	(35)	220
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	5,970	52
Income from continuing operations	1,661	1,215

Income (loss) from discontinued operations, net of income taxes (B)	438	(71)
Net income	$2,099	$1,144

Diluted income per share:
Income from continuing operations	$0.05	$0.03
Income (loss) from discontinued operations	0.01	—
Net income	$0.06	$0.03

Weighted average common shares outstanding	37,390,140	36,799,238

Net income	$2,099	$1,144
Depreciation and amortization (C)	3,257	4,221
Interest (D)	975	2,476
Income tax expense	1,517	883
EBITDA (E)	$7,848	$8,724

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the three months ended March 31, 2003, have been reclassified to conform to the presentation for the three months ended March 31, 2004. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C)  Includes depreciation and amortization related to discontinued operations of $26 and $52 for the three months ended March 31, 2004 and 2003, respectively.

(D)  Includes interest related to discontinued operations of $71 and $198 for the three months ended March 31, 2004 and 2003, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.